                                CONTRACT SCHEDULE

OWNER: [John Doe]                SEX: [M]        AGE AT ISSUE: [50]

JOINT OWNER: [Jane Doe]          SEX: [F]        AGE AT ISSUE: [50]

ANNUITANT: [John Doe]            SEX: [M]        AGE AT ISSUE: [50]

CONTRACT NUMBER: [12345678]                      ISSUE DATE: [February 15, 2001]

PLAN TYPE: [Non-Qualified]                       ANNUITY DATE: [May 1, 2040]

PRODUCT CLASS: First MetLife Investors Variable Annuity Class A

PURCHASE PAYMENT: [$100,000.00]

PURCHASE PAYMENTS:

                       [If the Guaranteed Minimum Income Benefit Rider - Living Benefit (GMIB Rider) (the "Rider"), is in force on your Contract, we may reject subsequent Purchase Payments by sending advance written notice to you if any of the following changes occur regarding the same Rider available for new contract purchases:

                       .    A change in the GMIB Rider Charge

                       .    A change in the Dollar-for-Dollar Withdrawal
                            Percentage

                       .    A change in the Annual Increase Accumulation Rate

                       .    A change in the Basis of GMIB Annuity Table

                       . The Rider is no longer offered by us to new or existing Owners.]

  MINIMUM SUBSEQUENT
  PURCHASE PAYMENT:    [$500.00] for both Non-Qualified and Qualified, unless
                       you have elected an automatic sweep program. However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase
                       Payment of at least [$50] once in every 24 month period.
                       We will also accept subsequent Purchase Payments as required under applicable law and federal tax law.

  MAXIMUM TOTAL
  PURCHASE PAYMENTS:   [$1,000,000], without our prior approval.

MINIMUM ACCOUNT VALUE: $2,000

BENEFICIARY:           As designated by you as of the Issue Date unless changed
                       in accordance with the Contract provisions.

PRODUCT CHARGES:

  SEPARATE ACCOUNT:    We assess certain daily charges equal on an annual basis
                       to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                       Mortality and Expense Charge: [1.45%]

                       Administration Charge: [0.25%]

                       [Death Benefit Rider Charge:  [0.20%]]

ACCOUNT FEE:           The Account Fee is [$30.00] each Contract Year. During
                       the Accumulation Period, on the Contract Anniversary the full Account Fee is deducted from each applicable
                       Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account Value on the

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                       last day of the Contract Year or on the Annuity Calculation Date is at least [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

SALES CHARGE:          The Sales Charge is deducted from a Purchase Payment
                       prior to allocation to the Separate Account, the Enhanced
                       Dollar Cost Averaging Account, or the Three Month Market
                       Entry Account, as applicable. The amount of the Sales
                       Charge as shown below is based on Your Investment on the day we receive your Purchase Payment. For the purpose of this section, the term Your Investment shall equal the Purchase Payment; plus 1) your most recent Account Value, if any; plus 2) any Related Amounts as of the date the Purchase Payment is received. Related Amounts shall be designated by us in accordance with our current administrative polices and procedures.

                                              Sales Charge as
                                               A Percentage of
                          Your Investment     Purchase Payment
                       --------------------   ----------------
                         Less than $50,000         5.75%
                         $50,000-99,999.99         4.50%
                        $100,000-249,999.99        3.50%
                        $250,000-499,999.99        2.50%
                        $500,000-999,999.99        2.00%
                       1,000,000 or greater        1.00%

                       You may also indicate in writing to us the total amount of Purchase Payments intended to be made during a 13-month period. The Sales Charge will be based on the Aggregate Purchase Payments to be made during the 13-month period if this is less than the Sales Charge as calculated above based on your Investment. If at the end of the 13th month, the indicated amount of Purchase Payments has not been made, an additional Sales Charge will be deducted equal to the difference between the Sales Charge determined with the intended Purchase Payments and the Sales Charge determined with the actual Purchase Payments made during the 13-month period.

                       The amount of any additional Sales Charge will be deducted during the 14th month from each Subaccount and any Enhanced Dollar Cost Averaging Account, or Three Month Market Entry Account in the ratio that each bears to the total Account Value.

SEPARATE ACCOUNT: First MetLife Investors Variable Annuity Account One

ALLOCATION REQUIREMENTS:

1. Currently, you can select from any of the Subaccounts. However, we reserve the right to limit this in the future. [However, If the GMIB Rider is attached to the Contract and in force you can only make allocations to the GMIB Rider Subaccounts.]

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program, Dollar Cost Averaging program and Three-Month Market Entry program.

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Requirements, during the Accumulation Period you may make transfers from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. [If the GMIB Rider is attached to the Contract and in force you may make transfers between the GMIB Rider Subaccounts.]

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

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MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

[TRANSFER AND ALLOCATION LIMITS:

If the GMIB Rider (the "Rider") is attached to the Contract and the GMIB Rider is terminated under the Termination of Rider provision, effective on the date the Rider is no longer in force, no transfers or allocations may be made to the GMIB Rider Investment Divisions. You will have access to the other Investment Divisions currently available.]

WITHDRAWALS:

Each Purchase Payment is tracked from the date of its receipt. Partial withdrawals from your Contract, or a full surrender of the Contract, will be made from the actual Account Value in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

The actual Account Value attributable to each Purchase Payment is reduced as of that date by the amount withdrawn from it to provide the withdrawal amount.

MINIMUM PARTIAL WITHDRAWAL:  [$500], or your entire interest in the Subaccount.

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [ $2,000]

ANNUITY REQUIREMENTS:

1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be the later of the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.]

2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year setback with interest at 3.00%.

[INITIAL EDCA PERIOD:  12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD:   6 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [8.00%]

INITIAL EDCA PERIOD:   3 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:

First MetLife Investors Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366]
[(800) 709-2811]

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:
[Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Death Benefit Rider - Principal Protection
Death Benefit Rider - Annual Step-Up
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider
Lifetime Guaranteed Withdrawal Benefit Rider
Individual Retirement Annuity Endorsement
SIMPLE IRA Endorsement
Roth Individual Retirement Annuity Endorsement
401 Plan Endorsement
Non-Qualified Annuity Endorsement
Unisex Annuity Rates Endorsement
Spousal Continuation Endorsement
Qualified Distribution Endorsement]

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